CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, par value $.01 per share	7,800,000	$27.61	$215,358,000.00	$15,355.03

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock which, by reason of certain events specified in the PPL Corporation Dividend Reinvestment and Direct Stock Purchase Plan, may become subject to such plan.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock on September 2, 2010 as reported on the New York Stock Exchange.
(3)	Pursuant to Rule 457(p) under the Securities Act, filing fees have already been paid with respect to securities available for issuance under a Registration Statement on Form S-3D (Registration No. 333-161826) filed by PPL Corporation on September 10, 2009 and have been carried forward, of which $1,969.00 of prepaid registration fees have been offset against the $15,355.03 registration fee associated with this offering.

Filed Pursuant to Rule 424(b)(5)

File No. 333-158200

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 25, 2009)

PPL CORPORATION DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN 7,800,000 Shares of Common Stock CUSIP # 69351T 10 6

PPL Corporation (“PPL” or the “Company”) is offering its existing shareholders, employees and new investors the opportunity to acquire shares (“Shares”) of PPL common stock (“Common Stock”) through its Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”). This prospectus describes and constitutes the Plan. Please read this prospectus carefully and keep it for future reference.

Participation in the Plan is entirely voluntary, and you may discontinue your participation at any time. Participants in the PPL Dividend Reinvestment Plan, which is amended and restated by this Plan, will be automatically enrolled in this Plan.

•	If you are a new investor, you may join the Plan by making an initial investment in PPL Common Stock of at least $250 and up to a maximum of $25,000.

•

If you are an existing holder of PPL Common Stock, you may purchase additional shares of Common Stock by reinvesting all or a portion of the cash dividends paid on your Common Stock, or by making optional cash investments of at least $25 ($10 for employees of PPL and certain of its subsidiaries) and up to a maximum of $25,000 per calendar month. Pursuant to the Discount Waiver features of the Plan, PPL may from time to time permit optional cash investments in excess of this maximum and may offer discounts of up to 4% on such investments.

•	Employees of PPL and certain of its subsidiaries may participate in the Plan through automatic payroll deductions, reinvestment of dividends and optional cash investments.

PPL’s Common Stock is listed on the New York Stock Exchange and trades under the symbol “PPL”. The last reported sale price of the Common Stock on the New York Stock Exchange on September 2, 2010 was $27.65.

The purchase price of Common Stock purchased directly from PPL for dividend reinvestments or optional cash investments not exceeding $25,000 will be the closing price of the Common Stock (as reported on the consolidated tape for New York Stock Exchange-listed companies administered by the Consolidated Tape Association) for the last day on which the Common Stock was traded on the NYSE immediately preceding the Investment Date (as defined below). The purchase price of Common Stock purchased directly from PPL for optional cash investments in excess of $25,000 on each purchase date during the applicable pricing period will be equal to 100%, less any discount, of the volume weighted average price, rounded to four decimal places, of the Common Stock as traded on the New York Stock Exchange during regular New York Stock Exchange hours on that purchase date. The purchase price of Common Stock purchased from third parties in the open market will be the weighted average price of all Shares so purchased for the applicable investment period.

PPL’s principal executive offices are located at 2 North Ninth Street, Allentown, Pennsylvania 18101-1179, and its telephone number at that address is (610) 774-5151. We also can be contacted by telephone through Shareowner Services by calling toll-free at (800) 345-3085 or via e-mail at invserv@pplweb.com.

Investing in shares of PPL Common Stock involves risk. See “Risk Factors” beginning on page S-1 of this prospectus supplement, page 4 of the accompanying prospectus and the documents incorporated by reference in this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2010.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus to be delivered to you. We have not authorized anyone to provide you with different or additional information and you should not assume we have verified any such information and we take no responsibility for it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

Prospectus Supplement

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S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Corporation has filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell our Common Stock, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in our Common Stock. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Certain affiliates of PPL Corporation, specifically PPL Capital Funding Inc., PPL Energy Supply, LLC and PPL Electric Utilities Corporation, have also registered their securities on the “shelf” registration statement referred to above.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation maintains an Internet Web site at www.pplweb.com. On the Investor Center page of that Web site, PPL Corporation provides access to its SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information on PPL Corporation’s Web site is not incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Corporation’s filings are also available at the SEC’s Web site (www.sec.gov).

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. In addition, proxy

S-iv

statements, reports and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A on April 9, 2010)	Year ended December 31, 2009

Quarterly Report(s) on Form 10-Q	Quarterly period ended March 31, 2010 Quarterly period ended June 30, 2010

Current Reports on Form 8-K	Filed with the SEC on March 30, 2010; April 6, 2010; April 15, 2010; April 30, 2010; May 24, 2010; June 14, 2010; June 21, 2010; June 24, 2010; June 24, 2010; June 30, 2010; August 26, 2010; and September 2, 2010

PPL Corporation’s Registration Statement on Form 8-B	April 27, 1995

We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering made by this prospectus.

PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing to us at:

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: PPL Investor Services Department

610-774-5151

Or telephoning

Shareowner Services toll-free at

Telephone: 1-800-345-3085

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FORWARD-LOOKING INFORMATION

Statements contained in or incorporated by reference into this prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in “Risk Factors” set forth below and in the accompanying prospectus, in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements.

•	fuel supply cost and availability;

•	weather conditions affecting generation, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	transmission and distribution system conditions and operating costs;

•	potential expansion of alternative sources of electricity generation;

•	potential laws or regulations to reduce emissions of “greenhouse” gases;

•	collective labor bargaining negotiations;

•	the outcome of litigation against PPL and its subsidiaries;

•	potential effects of threatened or actual terrorism, war or other hostilities, or natural disasters;

•	the commitments and liabilities of PPL and its subsidiaries;

•	market demand and prices for energy, capacity, emission allowances and delivered fuel;

•	competition in retail and wholesale power markets;

•	liquidity of wholesale power markets;

•	defaults by counterparties under energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates, and decisions regarding capital structure;

•	stock price performance of PPL;

•	the fair value of debt and equity securities and the impact on defined benefit costs and resultant cash funding requirements for defined benefit plans;

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•	interest rates and their effect on pension, retiree medical and nuclear decommissioning liabilities;

•	the impact of the financial and economic market conditions in general;

•	the effect of electricity price deregulation beginning in 2010 in PPL Electric Utilities Corporation’s (“PPL Electric”) service territory;

•	the profitability and liquidity, including access to capital markets and credit facilities, of PPL and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in securities and credit ratings;

•	foreign currency exchange rates;

•

current and future environmental conditions, regulations and other requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	political, regulatory or economic conditions in states, regions or countries where PPL or its subsidiaries conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax legislation;

•	state, federal and foreign regulatory developments;

•	the outcome of any rate cases by PPL Electric at the Pennsylvania Public Utility Commission;

•	the impact of any state, federal or foreign investigations applicable to PPL and its subsidiaries and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	business or asset acquisitions and dispositions, including PPL’s pending acquisition of E.ON U.S. LLC and the satisfaction of all conditions precedent to the completion of that acquisition.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

S-vii

PPL AND SUBSIDIARIES

PPL is a holding company with headquarters in Allentown, Pennsylvania. Its subsidiaries include: PPL Electric Utilities Corporation, which provides electricity delivery service in eastern and central Pennsylvania; PPL Energy Supply, LLC, a holding company for our non-regulated utility businesses; PPL EnergyPlus, LLC, which sells energy and energy services in competitive wholesale and deregulated retail markets; PPL Generation, LLC, which owns and operates our U.S. generation facilities; PPL Montana, LLC, which generates electricity for wholesale and retail customers in Montana and the Northwest; and PPL Global, LLC, which owns and operates energy businesses that are focused on the distribution of electricity in the United Kingdom. In addition, on April 28, 2010, PPL entered into a definitive agreement to acquire E.ON U.S., which is the owner of Louisville Gas and Electric Company and Kentucky Utilities Company. The acquisition is subject to customary closing conditions and certain regulatory approvals and is expected to be completed later in 2010.

Our principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179, and our telephone number is 610-774-5151. We also can be contacted by telephone through Shareowner Services calling toll-free at 1-800-345-3085 or via e-mail at invserv@pplweb.com.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, you should consider carefully the following factors relating to us and our Common Stock before making an investment in our Common Stock offered hereby. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” in the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. If any of the following risks or those incorporated by reference actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our Common Stock. As a result, you may lose all or part of your original investment. You should carefully review the information in this prospectus supplement and the accompanying prospectus about all of these securities. As used in this section, “we,” “our,” “us,” “PPL” and the “Company” refer to PPL Corporation and not to any of its subsidiaries.

Risk Factors Relating to Our Common Stock

We have issued securities that contain provisions that could restrict our payment of dividends.

We currently have outstanding $1,650,000,000 principal amount of our junior subordinated notes, and we may in the future issue additional junior subordinated notes or similar securities, that in certain circumstances, including the failure to pay current interest, would limit our ability to pay dividends on our Common Stock. While we currently do not anticipate that any of these circumstances will occur, no assurance can be given that these circumstances will not occur in the future.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional shares of our Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our Common Stock, other than “lock-up” provisions in connection with our offering of Common Stock on June 24, 2010. The market price of our Common Stock could decline as a result of sales of shares of our Common Stock or sales of such other securities made after this offering or the perception that such sales could occur. For more information about the lock-up, see “Underwriting” in our prospectus supplement dated June 22, 2010, filed with the SEC under Rule 424(b) on June 24, 2010.

The price of our Common Stock may fluctuate significantly.

The price of our Common Stock on the NYSE constantly changes. We expect that the market price of our Common Stock will continue to fluctuate.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	periodic variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions, divestitures and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•	changes in U.S. and global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price regardless of our operating results.

DESCRIPTION OF THE PLAN

The following is a description of the material terms of the PPL Corporation Dividend Reinvestment and Direct Stock Purchase Plan, which we refer to as the “Plan.”

Purpose

The Plan provides existing PPL shareholders and new investors with a convenient way to acquire PPL Common Stock by:

•	investing cash dividends paid on PPL Common Stock to purchase additional shares of PPL Common Stock; and

•	making optional cash investments to purchase PPL Common Stock.

You may participate in the Plan even if you wish only to make optional cash investments without reinvesting cash dividends on your shares of Common Stock.

Amendment and Restatement of Prior Dividend Reinvestment Plan

The Plan amends and restates the PPL Corporation Dividend Reinvestment Plan, which is referred to in this prospectus as the “Prior DRIP.” The Plan amends the Prior DRIP, essentially, to (1) expand the opportunity to become a participant in the Plan to anyone, whether or not they are an existing owner of PPL Common Stock, (2) add the Discount Waiver Program, (3) establish new minimum investment amounts for optional cash and payroll deductions, (4) increase the frequency of when optional cash investments are applied by the Plan Administrator to purchase PPL Common Stock and (5) revise and update certain procedures and fees payable in connection with the Plan. The amendment and restatement of the Prior DRIP will be effective upon filing of this Plan with the Securities and Exchange Commission, except that the revised schedule of fees set forth in this Plan will become effective on November 1, 2010. If you are a participant in the Prior DRIP, you will automatically be enrolled in this Plan. You should, however, read this prospectus carefully to understand the important differences between this Plan and the Prior DRIP.

Plan Administrator

Wells Fargo Shareowner Services (“Shareowner Services”), a division of Wells Fargo Bank, N.A. (“Wells Fargo”), on behalf of PPL, serves as the administrator of the Plan (“Plan Administrator”). The Plan Administrator, either directly or through affiliates, receives optional cash investments, directs the purchase and sale of shares of Common Stock for Plan participants, keeps records, sends statements and performs other duties required by the Plan. In addition, Wells Fargo serves as transfer agent and registrar for PPL Common Stock.

The Plan Administrator will appoint an independent agent to act on behalf of Plan participants with respect to any purchases of Common Stock in the open market and any sales of shares of Common Stock held in the Plan for participants.

Contact Information for Plan Administrator

You may contact the Plan Administrator as follows:

By telephone:	1-800-345-3085 toll-free within the United States and at 651-453-2129 from outside the United States from 8:00 a.m. to 8:00 p.m. Eastern Time Monday through Friday except on New York Stock Exchange (NYSE) holidays

By FAX:	Attn: Shareowner Services PPL Dividend Reinvestment and Direct Stock Purchase Plan 651-450-4085

In writing:	Shareowner Services PPL Dividend Reinvestment and Direct Stock Purchase Plan P.O. Box 64856 St. Paul, Minnesota 55164-0856

Certified mail:	Shareowner Services PPL Dividend Reinvestment and Direct Stock Purchase Plan 161 North Concord Exchange South St. Paul, MN 55075-1139

On the Internet:	Account access and transactions: www.shareowneronline.com General inquiries: www.wellsfargo.com/shareownerservices

Other contact information:	Recorded Announcement regarding Waivers/Discounts: 610-774-6272 Requests for Waivers should be submitted via FAX to 610-774-5106

Please include your name, address, daytime telephone number and account number and refer to PPL in all correspondence or other communications.

Who Can Join

You may participate in the Plan if you are:

•	a current owner of PPL Common Stock;

•	a first-time investor that is a U.S. citizen or a corporation or other entity organized or domiciled in the United States;

•

a first-time investor that is a foreign citizen or a corporation or other entity organized or domiciled outside the United States, if there are no laws or governmental regulations that would prohibit you from participating, or that would affect the terms of the Plan; or

•	an employee of PPL Corporation.

How to Join the Plan

Participants in the Prior DRIP.    If you are a participant in the Prior DRIP, you will be automatically enrolled in this Plan. Please review the following to determine whether you need to take any action as a result of any of the changes in the operation of the Plan from the Prior DRIP.

•

If you participate solely in the dividend reinvestment feature of the Prior DRIP, you will not be required to take any action to continue to have your dividends reinvested under the Plan in accordance with the same instructions that apply to your dividend reinvestments under the Prior DRIP.

•

If you make optional cash investments under the Prior DRIP by automatic withdrawal from your bank account, you will not be required to take any action to continue to have funds automatically withdrawn each month under the Plan. You will need to submit a new automatic withdrawal form if you choose to change your automatic withdrawal amount or to stop your automatic withdrawals under the Plan. You may do so at any time by accessing your account online at www.shareowneronline.com or, otherwise, by contacting the Plan Administrator.

•

If you are a PPL employee who previously authorized monthly investments under the Prior DRIP through automatic payroll deductions, you will not be required to take any action to continue your current payroll deduction investments under this Plan. See “—Participation by PPL Employees” if you wish to stop or change your payroll deduction investments under the Plan.

•	If you no longer wish to participate in the Plan, you should refer to “—Termination of Participation” for information on how you can terminate your participation in the Plan.

New Plan Participants.    There is a $15 fee to enroll in the Plan unless you currently own shares of PPL Common Stock that are registered in your name or you are an employee of PPL Corporation or certain of its subsidiaries.

•	If you already own PPL Common Stock and the shares are registered in your name, you can join the Plan by:

•	enrolling online by accessing your PPL shareowner account through the Plan Administrator’s Internet site at www.shareowneronline.com, or

•	completing an enrollment form and returning it to the Plan Administrator.

•

If your shares of PPL Common Stock are held in “street name” in a brokerage, bank or other intermediary account, you can participate in the Plan by instructing your broker, bank or other intermediary to have your Shares transferred into your name. After those Shares are transferred into your name you will receive a PPL shareowner account statement and instructions for enrolling in the Plan as described above. If you do not wish to transfer Shares into your name from your brokerage, bank or other intermediary, you can participate by making cash investments in the Plan as described below.

•	If you do not currently own any PPL Common Stock, you can join the Plan by:

•

enrolling online at www.shareowneronline.com and authorizing the Plan Administrator to make a one-time deduction from your bank account of at least $250 (which amount includes the one-time $15 enrollment fee); or

•	completing and returning an enrollment form, together with an initial investment of at least $250 (which amount includes the $15 enrollment fee); or

•

enrolling online at www.shareowneronline.com and agreeing to make a one-time deduction from your bank account of at least $25 plus the one-time $15 enrollment fee and authorizing future monthly cash investments of at least $25; or

•

completing and returning an enrollment form together with an initial investment of at least $25, plus the one-time $15 enrollment fee and authorizing future automatic monthly cash investments of at least $25; or

•

completing an Employee Investment Plan Authorization form if you are an employee of PPL Corporation and either making a $250 minimum initial investment or electing a $10 minimum monthly payroll deduction. (See “—Participation by PPL Employees”.)

If you wish to make an initial investment in an amount greater than $25,000, you must follow the procedures specified below under “—Optional Investments Exceeding Maximum Monthly Amount.” PPL may, in its sole discretion, permit optional cash investments greater than $25,000 in some months, and may offer discounts of up to 4% on these investments.

The Plan Administrator will arrange for the purchase of Common Stock for your account, but will not pay interest on amounts held pending investment. After Common Stock has been purchased for you, the Plan Administrator will deliver an account statement to you.

Summary of Participation Fees

The following fees apply to your participation in the Plan:

Enrollment fee	$15 (waived for shareowners and employees)

Service fee for dividend reinvestment	None

Processing fee for dividend reinvestment	None

Service fee for optional cash investment	None

Processing fee for optional cash investment (including any brokerage commissions the Plan Administrator is required to pay)	None if shares are purchased from PPL; $0.04 per share if purchased in open market

Fee for safekeeping	None

Service fee for sale of Shares (partial or full)	$15

Service fee for sale of a fractional Share at termination or withdrawal	$15

Processing fee for sale of Shares (including any brokerage commissions the Plan Administrator is required to pay)	$0.12 per share sold

Returned check or failed electronic payment fee	$35

Fee for duplicate statements of account	No charge for current year or most recent prior year-end statements. $25 fee for all other years. See “Statements of Account.”

PPL may change these participation fees at any time. PPL will give you notice of any fee increase before it applies to you.

Dividend Reinvestment

Investment Options.    When you enroll, you may choose one of the following three options regarding cash dividends paid on your PPL Common Stock:

•

Full Dividend Reinvestment:    All cash dividends, minus any withholding tax, on all Shares registered in your name or credited to your Plan account will automatically be fully reinvested in PPL Common Stock.

or

•

Partial Dividend Reinvestment:    You can designate that a portion of the total cash dividends you receive on your shares of PPL Common Stock, minus any applicable withholding taxes, be paid to you by check or electronic cash deposit, with the balance to be applied to the purchase of additional shares of PPL Common Stock. Such designation is made by specifying the percentage of dividends to be reinvested. The percentage must be from 10 to 90 percent, in increments of 10 percent. The percentage of such dividends that is not reinvested will be paid to you, in accordance with your instructions, by check or electronic cash deposit.

or

•

Full Payment of Cash Dividends:    None of your cash dividends will be reinvested in shares of PPL Common Stock. You will receive a check or electronic deposit for the full amount of cash dividends, minus any withholding tax, paid on the Shares registered in your name or credited to your Plan account.

If you do not specify any option when you enroll, your account will be set up for full dividend reinvestment.

Initial Option Selection.    Your reinvestment option will not apply to any dividend payment if you are not enrolled in the Plan on or before the “record date” for that dividend, which is the date on which a person must be a registered holder of PPL Common Stock in order to receive dividends. If you enroll after the record date for a dividend payment, receipt and/or reinvestment of dividends will not commence until payment of the dividend for the next dividend period. No interest will be paid on funds held by the Plan Administrator pending investment.

Change of Option.    You may change your investment option at any time by accessing your account at www.shareowneronline.com or by completing a new enrollment form and returning it to the Plan Administrator. The Plan Administrator must receive notice of a change of your investment option on or before a dividend record date in order for the change to be effective for that dividend payment.

Dividend Payment Dates.    Payment of cash dividends on PPL Common Stock is subject to the discretion of the PPL Board of Directors. Dividends normally are payable quarterly on the first business day of January, April, July, and October.

Credit of Reinvested Dividends.    If the Plan Administrator acquires shares of Common Stock from PPL for a particular dividend reinvestment, your account will be credited with the Shares on the dividend payment date. If the Plan Administrator’s independent agent acquires the Shares through open market purchases, shares of Common Stock will be acquired with dividend proceeds beginning on the related dividend payment date and will continue until all purchases for that dividend payment date are completed. In this case, your account will be credited with the Shares following the last day on which all such purchases are completed.

Electronic Deposit of Cash Dividends.    If you elect to have all or part of your cash dividends paid to you, you can have those amounts deposited directly into your bank account, instead of receiving a check by mail. To have your cash dividends deposited electronically to your bank account, you must enroll in PPL’s dividend direct deposit service by either accessing your PPL shareowner account at www.shareowneronline.com and completing the authorization online, or by calling the Plan Administrator to request a direct deposit authorization form and returning your completed authorization form to the Plan Administrator by mail. You should allow 30 days for your direct deposit authorization to be established. Enrollment requests established no later than the dividend record date will be in effect for that dividend payment. You also may change your designated bank account for receipt of dividends by direct deposit or discontinue this feature by accessing your PPL shareowner account at www.shareowneronline.com or by notifying the Plan Administrator in writing.

Optional Monthly Cash Investments from $25 to $25,000

You may purchase shares of PPL Common Stock by using the Plan’s optional cash investment feature, but you have no obligation to make such an investment. Optional investments are applied by the Plan Administrator to the purchase of Common Stock on a weekly basis. If you are not a Plan participant at the time you wish to make your first optional investment, you must enroll in the Plan in order to make that investment. If your initial investment in the Plan is made in the form of an optional cash investment, your initial minimum investment must be at least $250, which includes the $15 enrollment fee, or $25 plus the $15 enrollment fee together with an authorization for automatic future monthly cash investments of $25 (See “How to Join the Plan; New Plan Participants”, above). Thereafter, additional optional investments may be made monthly in any amount between $25 and $25,000. If you are an existing holder of PPL Common Stock, you may also make optional cash investments monthly in any amount between $25 and $25,000.

Minimum and Maximum Investments.    After you have enrolled in the Plan and either deposited Shares to your account or satisfied the requirements for opening your account by making an initial cash investment, you may purchase additional Shares using the optional cash investment feature:

•	you must invest at least $25 for any optional cash investment; or

•	if you are a PPL employee investing through automatic payroll deductions you must invest at least $10 per month. See “—Participation by PPL Employees”.

Unless PPL approves your “request for waiver” to invest more than $25,000 monthly, you may not invest more than $25,000 in any month. See “—Optional Investments Exceeding Maximum Monthly Amount” below for more information on how to make a request for waiver in any particular month.

Any optional cash investment that is less or more than the permitted investment amounts will be returned to you without interest.

Weekly Investment Dates.    Investments of optional cash contributions received by the Plan Administrator will be made on Friday of each week (unless that day is not a day that the New York Stock Exchange is open for trading, in which case the investment will be made on the next New York Stock Exchange trading day; each such date, an “Investment Date”).

Contribution of Funds for Investment.    The Plan Administrator must receive your funds for investment no later than two business days prior to an Investment Date for an initial cash investment and one business day prior to an Investment Date for any subsequent optional cash investments. If the Plan Administrator does not receive your funds by these deadlines, it may hold those funds and invest them the following week. No interest will be paid on funds held by the Plan Administrator pending investment. Accordingly, you may want to take those actions you deem necessary to be assured that any optional cash contributions will be delivered to the Plan Administrator in sufficient time to be invested on the desired Investment Date. To obtain the return of funds transmitted for investment before any Investment Date, the Plan Administrator must receive a written request from you no later than the second business day before the relevant Investment Date.

Contribution Payment Options.    You have three contribution payment options:

•

By Online Investment:    You may make optional cash investments by accessing your account online at www.shareowneronline.com. To purchase Shares via online investment, you must authorize the withdrawal of funds from your U.S. bank account by electronic funds transfer.

•

By Automatic Monthly Withdrawals from Your Bank Account:    If you wish to make regular periodic purchases without writing checks, you can authorize automatic monthly withdrawals from your U.S. bank account. Participants’ bank accounts are debited on the 25th day of each month (or, if that day is not a business day, then on the prior business day), and funds will be invested beginning on the next Investment Date. You can authorize automatic monthly withdrawals by accessing your account at www.shareowneronline.com; or by completing and submitting to the Plan Administrator an Automatic Cash Withdrawal and Investment form, which you may obtain online or by telephoning the Plan Administrator. You should allow three to four weeks for your first automatic withdrawal to be initiated. You may change or terminate your automatic withdrawal authorization online or by written notice to the Plan Administrator at least fifteen business days before the next scheduled cash withdrawal.

•

By Check:    You may send the Plan Administrator a check in U.S. dollars drawn on a U.S. bank or Canadian financial institution and made payable to “Shareowner Services.” If you are not in the United States, please contact your bank to verify that it can provide you with a check that clears through a U.S. bank and that the dollar amount printed is in U.S. dollars. The Plan Administrator is unable to accept payment in the form of checks that clear through non-U.S. banks. The Plan Administrator will not accept payment in the form of cash, money orders, traveler’s checks or third-party checks. To facilitate the processing of your investment, please use the Optional Cash Investment form attached to your account statement and mail your check and form to Shareowner Services as indicated on the form. You may obtain an Optional Cash Investment form by accessing your account online at www.shareowneronline.com or by calling the Plan Administrator.

During the period that optional cash investments are held by the Plan Administrator pending their investment under the Plan, such funds may be invested in certain “Permitted Investments”. For purposes of this Plan, “Permitted Investments” means any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (1) direct obligations of the United States of America; or (2) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Insufficient Funds.    A $35 fee will be assessed if any check or deposit is returned unpaid or if an automatic withdrawal from your bank account fails due to insufficient funds. In addition, the Plan Administrator will consider null and void the request for any optional cash investment associated with insufficient funds and will immediately remove any Shares already credited to your account in anticipation of receiving those funds. The foregoing fee and any other incidental costs associated with the insufficient funds will be collected by the Plan Administrator through the sale of an appropriate number of Shares from your Plan account. If the net proceeds from the sale of those Shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional Shares from your account as necessary to satisfy the uncollected balance.

Credit of Shares in Plan Accounts.    If the Plan Administrator acquires Common Stock for you from PPL with respect to a particular optional cash investment, your account will be credited with the Shares purchased on the applicable Investment Date. If the Plan Administrator’s independent agent acquires Common Stock through open market purchases, the Plan Administrator will begin to acquire Common Stock on the appropriate Investment Date and continue until all purchases for that cash investment are completed. In this case, your account will be credited with the acquired Common Stock following the last day on which all such purchases are completed.

Participation by PPL Employees

An employee of PPL Corporation may join the Plan at any time by requesting an Employee Investment Plan Authorization Form from PPL Investor Services via:

EmployeeLink on PPLToday (http://inside.ppl.com/ppltoday)

Email at invserv@pplweb.com

FAX at 610-774-5106 (or within the company at ETN 8-220-5106)

Mail at: PPL Services Corporation

Investor Services Department

Two North Ninth Street

Allentown, PA 18101-1179

Completed, signed and dated Employee Investment Plan Authorization Forms should be returned to PPL’s Investor Services Department (“PPL Investor Services”) via FAX, email attachment, or to the mailing address as shown above.

The Employee Investment Plan Authorization Form offers options that allow each employee to designate the features of the Plan in which the employee chooses to participate. By checking the appropriate box on the Employee Investment Plan Authorization Form, an employee may elect to (a) invest in shares of Common Stock through automatic payroll deductions of at least $10 per month via the PPL Services Corporation Payroll System and/or (b) enroll in the Plan by making an initial minimum optional cash payment as provided on the form.

Participants who are employees of PPL subsidiaries located outside of the United States may be subject to local laws that prohibit participation in the Plan.

The amount of payroll deduction can be changed or terminated at any time by written notice to PPL Services Corporation, Investor Services or by completing an Employee Plan Authorization Form and returning it to PPL Investor Services as indicated above. Commencement, revision or termination of payroll deductions will become effective as soon as practicable after an employee’s request is received by PPL Investor Services and processed by PPL Services Corporation’s payroll system.

Optional Investments Exceeding Maximum Monthly Amount

Optional cash investments in excess of $25,000 per month (including any initial investments in excess of $25,000) may be made only by investors that submit requests for waiver that are approved by PPL, in its sole discretion.

Submission of Requests for Waiver.    PPL, in its sole discretion, will determine whether to accept requests for waiver at any time. Investors who wish to make optional investments in excess of $25,000 for any month should telephone PPL at 1-610-774-6272 to determine (by a pre-recorded message) if PPL will be considering requests for waivers for such month. When you call, you will be informed of one of the following:

•	that PPL is not currently considering requests for waiver; or

•	that PPL will be considering requests for waiver, in which case PPL will provide information about submitting a request for waiver form.

Request for waiver forms may be obtained online through the Investors section of PPL’s website at www.pplweb.com. PPL must receive completed requests for waiver by facsimile at fax no. 610-774-5106 no later than 3:00 p.m. Eastern Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below under “—Determination of Purchase Price.” PPL will notify by telephone any investor whose request for waiver has been approved (including the amount of the investment approved) by 5:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved request for waiver by wire transfer to the account designated by PPL no later than 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Eastern Time on such business day will be returned without interest.

Action on Requests for Waiver.    PPL has the sole discretion to grant or refuse to grant, in whole or in part, a request for waiver. In acting on a request for waiver, PPL will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of PPL Common Stock from PPL or in the open market;

•	PPL’s need for additional funds;

•	the attractiveness of obtaining funds through the sale of Common Stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of PPL Common Stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of Common Stock held by that party; and

•	the aggregate amount of optional investments in excess of $25,000 for the month for which PPL has received requests for waiver under the Plan.

Determination of Purchase Price.    To determine the purchase price of Common Stock purchased from PPL pursuant to a request for waiver, PPL will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period will consist of one to fifteen consecutive trading days, unless the pricing period is extended as described below under “—Pricing Period Extension Feature.” On each trading day, PPL will apply an equal portion of the amount approved for investment pursuant to a waiver request to the purchase of PPL Common Stock, subject to the qualifications described below. Each day in the pricing period on which Shares are purchased is referred to as a “Purchase Date.”

The price for Shares purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable waiver discount, as described below) of the volume weighted average price, rounded to four decimal places, of PPL Common Stock, as traded on the NYSE during regular NYSE hours on the Purchase Date. PPL will obtain this pricing information from Bloomberg, LP or, if Bloomberg, LP is no longer providing this information, another authoritative source.

Threshold Price.    PPL may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a waiver request. PPL will make this determination in its discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and PPL’s current and projected capital needs.

If established for any pricing period, the threshold price will be stated as a dollar amount which the volume weighted average price of PPL Common Stock, rounded to four decimal places, as traded on the NYSE during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date and no funds will be invested in shares of PPL Common Stock on that date. Funds that are not invested will be returned without interest, as described below under “—Return of Uninvested Funds”.

The establishment of the threshold price and the potential return of a portion of investment funds applies only to investments made pursuant to requests for waiver. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

Pricing Period Extension Feature.    If PPL establishes a threshold price for any pricing period, it may elect to extend that pricing period. If PPL does so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to five trading days, during which the threshold price is not satisfied or there are no trades of PPL Common Stock on the NYSE.

If PPL elects to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period will be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

Waiver Discount.    PPL may establish a discount from the market price otherwise applicable to optional cash purchases (including initial investments) made pursuant to a request for waiver, but is not obligated to do so. Any discount may be up to a maximum of 4% of the regular market price and may vary in PPL’s sole discretion. PPL may establish any discount in its sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of Common Stock as compared to other sources of funds, and PPL’s current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

Settlement.    Any investor purchasing shares of PPL Common Stock pursuant to a request for waiver will be treated as the beneficial owner of all Shares purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Shares will not be credited to such investor’s account until the conclusion of the pricing period unless PPL uses the “continuous settlement feature” described below for that pricing period.

If PPL elects to use the continuous settlement feature, Shares will be credited to the Plan accounts of investors purchasing Shares pursuant to requests for waiver within three business days after each Purchase Date. PPL may activate the continuous settlement feature for a particular investment at the time PPL determines other pricing terms in respect of Shares to be sold pursuant to a waiver request.

Return of Uninvested Funds.    PPL will return, without interest, any amount to be invested pursuant to a request for waiver that is not applied to the purchase of PPL Common Stock because the threshold price is not met or PPL Common Stock is not traded on the NYSE on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the NYSE compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed waiver investment for each trading day on which the threshold price is not satisfied or PPL Common Stock is not traded on the NYSE.

Purchase of Shares

Sources of Shares.    The Plan Administrator will purchase shares of PPL Common Stock needed to meet the requirements of Plan participants for dividend reinvestments and optional cash investments:

•	directly from PPL from its authorized but unissued shares or treasury shares;

•	from third parties, through open market purchases; or

•	using a combination of the foregoing.

PPL will have the sole discretion to determine from which of these sources shares will be acquired to meet Plan requirements from time to time. If the Plan Administrator purchases shares of PPL Common Stock from third parties, you may be required to pay a processing fee, as described above under “—Summary of Participation Fees.”

Pricing of Shares Purchased from PPL.    PPL may elect to satisfy the requirements of Plan participants for dividend reinvestments or optional cash investments not exceeding $25,000 per month with Shares purchased directly from PPL. If it does so, the purchase price of the Shares will be the closing price of PPL Common Stock as reported on the consolidated tape for NYSE-listed companies administered by the Consolidated Tape Association on the last day the Common Stock was traded on the NYSE immediately preceding the Investment Date. No processing fee will be charged.

The pricing of shares of Common Stock purchased from PPL pursuant to requests for waiver is described above under “—Optional Investments Exceeding Maximum Monthly Amount.”

Pricing of Shares Purchased from Third Parties.    If PPL elects to satisfy the requirements of Plan participants by purchasing PPL Common Stock in the open market, the price per share will be the weighted average price of all Shares purchased by the Plan Administrator’s independent agent for the applicable investment period. PPL will pay all processing fees for dividend reinvestments and PPL employee payroll deduction investments when Shares are purchased from third parties. Participants will pay a processing fee of $0.04 per share for any optional cash investments applied to purchase Shares from third parties.

Timing and Control When Shares are Purchased from Third Parties.    When Shares are to be purchased from third parties, the Plan Administrator will make arrangements with an independent agent to use reinvested cash dividends and optional cash investments to purchase PPL Common Stock in the open market on such terms as the Plan Administrator may reasonably determine. Purchases will begin on the applicable Investment Date and may be made over a number of days to meet the requirements of the Plan. No interest will be paid on funds held by the Plan Administrator pending investment. The independent agent may commingle your funds with those of other participants in the Plan for purposes of executing purchase transactions.

Because the Plan Administrator will arrange for purchases of PPL Common Stock on behalf of the Plan through an independent agent, neither PPL nor any participant in the Plan will have the authority or power to control either the timing or price of the Shares purchased. Therefore, you will not be able precisely to time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of PPL Common Stock. As a result, if you transmit funds for an optional cash investment, it is possible that the market price of PPL Common Stock could rise or fall before the Plan Administrator arranges to purchase Common Stock with your funds. The independent agent will use its best efforts to apply all funds to the purchase of Common Stock before the next Investment Date, subject to any applicable requirements of federal or state securities laws or regulations.

Sale of Shares

You can sell any number of Shares held in your Plan account by notifying the Plan Administrator. Sale requests made by Plan participants on any day are aggregated by the Plan Administrator and not executed on an individual basis.

In the case of every sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan Administrator’s independent agent for each aggregated order placed by the Plan Administrator, less a service fee and processing fee.

Your sale request may be submitted to the Plan Administrator in writing, online by accessing your account at www.shareowneronline.com or by telephoning the Plan Administrator if you previously authorized your account for automated phone sales.

Sale instructions received by the Plan Administrator will be processed as soon as practicable following receipt of a properly completed and authorized request, provided that sufficient market liquidity exists in the judgment of the Plan Administrator’s independent agent.

A Plan participant may instruct the Plan Administrator to deposit the net proceeds of any sale directly into a U.S. financial institutional account by providing the Plan Administrator with a voided blank check for a checking account or blank savings deposit slip for a savings account, or by submitting written instructions to the Plan Administrator, with your signature Medallion Guaranteed by an eligible financial institution. A Medallion Signature Guarantee is a special guarantee that may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

The Plan Administrator reserves the right to decline to process a sale of Shares if it determines, in its sole discretion, that supporting legal documentation is required but has not been provided. In addition, no person will have any authority or power to direct the time or price at which Shares are sold, and no one other than the Plan Administrator will select the independent agent through or from which sales are to be made.

Because the Plan Administrator will arrange for the sale of Shares through an independent agent, neither PPL nor any Plan participant will have the authority or power to control either the timing or price of Shares sold. Therefore, you will not be able to time precisely your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of PPL Common Stock. As a result, if you submit a request for a sale, it is possible that the market price of PPL Common Stock could rise or fall before the sale is completed. If you prefer to have control over the exact price and timing of your sale, you can choose to withdraw from your Plan account the Shares you wish to sell, have them registered in your own name or in the name of your broker, and conduct the transaction through the broker of your choice.

Involuntary Account Closure

If your total holdings in the Plan fall below one Share, the Plan Administrator may liquidate the fractional Share, remit the proceeds to you by check, and close your Plan account. The amount of the check will be based on the then-current market value of the fractional Share, less a service fee and processing fees.

Gifts or Transfers of Shares

You can give or transfer Shares from your Plan account to anyone you choose by:

•	making an initial cash investment of at least $250 (which includes the $15 enrollment fee) to establish an account in the recipient’s name;

•	submitting an optional cash investment on behalf of an existing Plan participant in an amount of not less than $25 or more than $25,000 per month;

•	transferring Shares from your Plan account to the account of an existing Plan participant; or

•	transferring a whole number of Shares from your account to a recipient outside the Plan.

You may transfer PPL Common Stock to the accounts of existing Plan participants or establish a new account. If your investments or transfers are made to an existing account, dividends on the Shares credited pursuant to such investments or transfers will be invested in accordance with the elections made by the existing account owner. New Plan participants may elect any of the Plan’s available dividend investment options by completing an enrollment form.

When authorizing a transfer of Shares, you must send written instructions to the Plan Administrator and must have your signature on the letter of instruction “Medallion Guaranteed” by a financial institution participating in the Medallion Signature Guarantee program. A Medallion Signature Guarantee is a special guarantee for securities that may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

If you need additional assistance regarding the transfer of your Shares, please telephone the Plan Administrator. You also may find information and obtain forms on the Plan Administrator’s website at www.wellsfargo.com/shareownerservices.

Safekeeping of Shares in Book-Entry Form

Shares of PPL Common Stock that you buy under the Plan will be maintained in your Plan account in book-entry, rather than certificate, form. You may deposit any other shares of PPL Common Stock that you hold in certificate form to your Plan account for “safekeeping” to be held in book-entry form, at no cost to you. Deposited Shares will be credited to your account. You also may contribute Shares you hold in book-entry form through DRS into your Plan account by writing to or telephoning the Plan Administrator. Following any deposit of stock certificates or contribution of DRS shares into your Plan account, those Shares will be treated in the same manner as Shares purchased through the Plan, affording you the option of reinvesting your dividends and selling these Shares through the Plan.

Depositing stock certificates into your Plan account is advantageous because you no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates. To deposit stock certificates for safekeeping, complete the tear-off section of your account statement or write a letter of instruction and send it, together with your stock certificates, to the Plan Administrator.

We recommend that you send your stock certificates by registered mail, insured for 2% of the value of the related shares. Please do not endorse the certificates or complete the assignment section on the certificate.

Withdrawal of Shares from Your Plan Account

At any time, you may withdraw some or all Shares from your account, free of charge, and obtain the withdrawn Shares in book-entry form through DRS upon written request to the Plan Administrator, or by contacting the Plan Administrator by phone or by accessing your account online at www.shareowneronline.com. Stock certificates may be requested by submitting a request to the Plan Administrator in writing.

Only whole Shares may be withdrawn from your Plan account. If you request all of the Shares in your account to be withdrawn and your Plan account holds a fractional Share, a check for the value of the fractional Share will be mailed to you. The amount of the check will be based on the then-current market value of the fractional Share, less a service fee and processing fees. The Plan Administrator will establish the book-entry position through DRS representing the withdrawn Shares within five business days after receiving your request.

Book-entry positions through DRS will be established in the name or names in which your Plan account is registered, unless you otherwise instruct the Plan Administrator. If the book-entry position through DRS is to be established in the name of a person other than the name appearing in your Plan account registration, your signature on the applicable instructions or stock power you provide must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program, as described above under “—Sale of Shares.”

Pledging of Shares

You may not pledge any shares of PPL Common Stock held in your Plan account as collateral for a loan or other obligation. If you wish to pledge Shares held in your Plan account, you first must withdraw the number of Shares you propose to pledge from your Plan account and request a physical certificate for that number of Shares. Your request must be submitted in writing to the Plan Administrator.

Statements of Account

If you participate in the dividend reinvestment features of the Plan, the Plan Administrator will mail you a statement after each reinvestment showing all of your year-to-date transactions (including Shares acquired, amounts invested and purchase prices) and other account information. Supplemental statements or notices will be sent to you when you make an optional cash investment or a deposit, transfer or withdrawal of Shares.

If you do not participate in dividend reinvestment, the Plan Administrator will send you a statement or notice confirming any transactions you make under the Plan.

You may elect to receive all statements or notices electronically by accessing your account on the Plan Administrator’s website at www.shareowneronline.com.

You may also obtain historical information about your account by accessing your account online through the Plan Administrator’s website at www.shareowneronline.com. You may request at any time a statement of your account from the Plan Administrator for the current year and most recent prior year free of charge. The cost for copies of account statements for earlier years is $25 and requests should be mailed to PPL Investor Services, Two North Ninth Street, Allentown, PA 18101-1179 and should include the participant’s Plan account number and name and a check for $25 made payable to “PPL Services Corporation.”

Please retain your account statements to establish the cost basis of Shares purchased under the Plan for income tax and other purposes.

You should notify the Plan Administrator promptly of any change in your address or, if you elect to receive communications electronically, your e-mail address, to ensure that you receive all notices, statements and reports regarding your participation in the Plan.

Termination of Participation

You may terminate your participation in the Plan at any time by either telephoning or delivering written instructions to the Plan Administrator. A termination request must be made by all registered holders listed on the account.

If a termination request is received close to a record date for an account for which dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in Shares on your behalf. If reinvestment is made, the Plan Administrator will process the termination request as soon as practicable, but in no event later than five business days after the investment is complete.

Upon termination of your participation in the Plan, you must choose either to receive the number of whole Shares held in your account in book-entry form through DRS and a check for the value of any fractional Share, or to have all of the Shares in your account sold for you as described above under “—Sale of Shares.” If you choose to receive Shares and a check for the value of a fractional Share, payment for the fractional Share will be based on the then-current market value of PPL’s Common Stock, less a service fee and processing fees. If you choose to receive the Shares, they will either be credited to a book-entry account through DRS established in the same name or names under which your Plan account is registered or sent to you upon your request in certificate form. If you elect to have Shares sold, the Plan Administrator will send any sale proceeds to you as soon as reasonably practicable.

Other Information About the Plan

Business Day and Trading Day.    As used in the Plan, “business day” and “trading day” mean each Monday, Tuesday, Wednesday, Thursday or Friday on which trading occurs on the NYSE.

Stock Splits, Stock Dividends and Other Distributions.    If dividends are paid in the form of PPL Common Stock, or if PPL Common Stock is distributed in connection with any stock split or similar transaction, each account balance will be adjusted to reflect the receipt of PPL Common Stock paid or distributed. You will receive a statement indicating the number of Shares or amount of cash dividends paid as a result of the transaction.

Other Capitalization Changes.    If there occurs any other transaction that results in the number of outstanding shares of PPL Common Stock being increased or decreased, such as a recapitalization, reclassification, reverse stock split or other combination of shares of PPL Common Stock, or other increase or decrease in shares of PPL Common Stock effectuated without receipt of consideration by PPL, each account balance will be adjusted to reflect the results of such transaction. You will receive a statement indicating the effects of such transaction on your account balance.

Voting of Shares.    The PPL Common Stock in your Plan account will be voted at each meeting of shareholders in accordance with your voting instructions if your proxy is timely and properly submitted. If you do not provide voting instructions, but timely and properly submit your proxy, all of your Shares will be voted in accordance with the recommendations of PPL’s board of directors. If you do not timely and properly submit your proxy, none of your Shares will be voted unless you vote in person at the meeting of shareholders.

Shareholder Communications.    Plan participants will receive all communications sent to all holders of PPL Common Stock. Plan participants that elect to receive shareholder communications electronically may receive these communications by e-mail instead of in paper form. Plan participants also can obtain current financial and other information about PPL by telephoning PPL’s Shareowner News and Information Line at 1-800-345-3085 or 1-651-453-2129 and selecting option 1 at the first menu, or by visiting the Investors section of the PPL website at www.pplweb.com.

Liability of PPL, the Plan Administrator and the Independent Agent.    Neither PPL or any of its subsidiaries, nor the Plan Administrator or its independent agent will be liable for any act performed in good faith or required by applicable law or for any omission to act made in good faith. This limitation of liability includes, but is not limited to, any claims of liability for:

•	failure to terminate an account upon the death of a participant before receiving written notice of such death and a request to terminate participation from a qualified representative of the deceased;

•	failure by a participant to receive communications regarding the Plan, when the participant fails to update changes to the address or e-mail address on file with the Plan Administrator;

•	purchase or sale prices reflected in a participant’s Plan account or the dates of purchases or sales of a participant’s Plan Shares; or

•	any fluctuation in the market value of a participant’s Plan Shares after any purchase or sale of Shares.

The Plan Administrator is acting solely as agent for PPL and owes no fiduciary duties to any other person by reason of the Plan, and no such duties shall be implied.

The Plan Administrator undertakes to perform only those duties as are expressly set forth herein or that the Plan Administrator has otherwise expressly agreed to perform in connection with the Plan, and no other duties shall be implied.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit).

The Plan Administrator will (1) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own and (2) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

None of the directors, officers, employees or shareholders of PPL or any of its subsidiaries will have any personal liability under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

Plan Suspension, Modification or Termination.    PPL reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any suspension, material modification or termination. If you elect to receive your account information electronically, PPL may send any of these notices by e-mail. PPL and the Plan Administrator also reserves the right to change any administrative procedures of the Plan.

Change of Eligibility; Termination of Participation.    The Plan is designed for long-term investors who would like to invest and build ownership of PPL Common Stock over time. The Plan is not intended to provide holders of PPL Common Stock with a mechanism for generating short-term profits through rapid turnover of Shares acquired at a discount. Further, the Plan’s intended purpose precludes any individual or entity from establishing a series of related accounts for the purpose of conducting arbitrage operations or exceeding the optional monthly cash investment limit. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of PPL Common Stock. If you engage in short-term trading activities, PPL may prevent you from participating in the Plan. PPL reserves the right to deny, suspend or terminate participation by a Plan participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such an event, the Plan Administrator will notify the participant in writing of its action and will continue to hold the participant’s Shares in book-entry form through DRS, but will no longer reinvest the participant’s dividends or accept optional cash investments from the participant.

Foreign Investors.    You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or, if you are a corporation or other entity, where you are organized or domiciled. If you are a citizen of, or organized or domiciled in, a country other than the United States, you should independently confirm that by participating in the Plan you will not violate local laws governing, among other matters, taxes, currency and exchange controls, stock registration and foreign investments. PPL reserves the right to terminate the participation of any investor in the Plan if it deems termination to be advisable under any foreign laws or regulations. Non-U.S. investors will be subject to tax withholding requirements, as discussed in this prospectus under “U.S. Federal Income Tax Information.”

Multiple Accounts.    PPL reserves the right to aggregate all optional investments for Plan participants with more than one account using the same name, address or social security or taxpayer identification number. PPL also may aggregate Plan accounts that it believes to be under common control or management or to have common ultimate beneficial ownership. If PPL exercises its rights to aggregate investments and the resulting investment in the Plan would exceed $25,000 per month without a request for waiver approved by PPL, the amount in excess of $25,000 will be returned without interest as promptly as reasonably practicable.

Change of Plan Administrator.    PPL reserves the right to terminate Shareowner Services, a division of Wells Fargo Bank, N.A., as Plan Administrator and appoint another institution to serve as Plan Administrator, or to administer the Plan itself. All participants will receive notice of any such change, which may be by e-mail to participants electing to receive communications electronically, of any such change.

Transfer Agent and Registrar.    Wells Fargo Bank, N.A., presently acts as transfer agent and registrar for PPL Corporation.

No Profit or Dividends Assured.    PPL cannot assure you of a profit or protect you against a loss on shares of PPL Common Stock that you purchase or sell under the Plan. The payment of dividends on PPL Common Stock is at the discretion of the PPL board of directors and will depend upon such factors as the board of directors deems relevant, as discussed in this prospectus under “Dividend Policy.” There can be no assurance as to the declaration or payment of any dividends on PPL Common Stock.

Interpretation of the Plan.    PPL’s officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. PPL reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with the Plan’s operations. Any such determination by PPL will be conclusive and binding on Plan participants.

Summary of Important Deadlines

Dividend Reinvestment

Action	Deadline
Initial enrollment	Available anytime. Dividend reinvestment will begin with the dividend payable after the first record date following initial enrollment and either deposit of PPL Common Stock or purchase of PPL Common Stock under the Plan.

To change dividend reinvestment options for a particular dividend, the Plan Administrator must receive notice of any change:	By the record date for that dividend.

Shares will be credited to your Plan account in connection with any dividend reinvestment:	On the dividend payment date if PPL Common Stock is acquired from PPL, or following the last day on which all open market purchases following a dividend payment are completed if Shares are acquired from third parties.

Initial and Optional Cash Investments up to $25,000 monthly

Action	Deadline
Initial enrollment	Available anytime

Receipt of funds by the Plan Administrator for initial investment from $250 (or $25 plus the $15 initial enrollment fee plus authorization for automatic future monthly cash investments of $25) up to $25,000 in any month	No later than the second business day before the next Investment Date

Receipt of funds by the Plan Administrator for subsequent cash investments of at least $25	No later than one business day before the next Investment Date

Requests for refunds of investment	The Plan Administrator must receive your written request no later than the second business day before the Investment Date.

Automatic monthly investments via cash withdrawals from bank accounts	Allow three to four weeks for first withdrawal to be initiated. Funds will be withdrawn on the 25th of each month (or, if that day is not a business day, on the prior business day)

Changes to automatic withdrawals from bank accounts	The Plan Administrator must receive your written notice at least fifteen business days before the next scheduled cash withdrawal.

Shares will be credited to your Plan account in connection with any optional cash investment	On the applicable Investment Date if PPL Common Stock is acquired from PPL, or following the last day on which all open market purchases using optional cash investments are completed if the Shares are acquired from third parties.

Optional Cash Investments in Excess of $25,000 Pursuant to Requests for Waiver

Action	Deadline
Obtain information on requests for waiver for a particular month by telephoning PPL at 1-610-774-6272	Anytime

Submission of requests for waiver to PPL	No later than 3:00 p.m. Eastern Time on the third business day before the first day of the applicable pricing period

Approval or denial of requests for waiver by PPL	By 5:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period

Receipt of funds by the Plan Administrator for optional cash investments in excess of $25,000	No later than 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period

Return of uninvested funds	Within five business days after the last day of the applicable pricing period, as extended, without interest

Sale of Plan Shares

Action	Deadline
Request to sell your Shares	The Plan Administrator will sell Shares as soon as practicable for properly authorized requests. Sales will be aggregated with all other Shares for which requests for sales have been timely received by the Plan Administrator.

Settlement of sales	Net proceeds checks generally will be mailed on the date the sale transaction has settled. Net proceeds paid via direct deposit generally are credited to bank accounts one business day after the sale transaction has settled.

USE OF PROCEEDS

PPL will receive proceeds from purchases of PPL Common Stock through the Plan only if the purchases are made directly from PPL. PPL intends to add any such proceeds to its general funds. PPL and its subsidiaries use the general funds for corporate purposes, including working capital and capital expenditures.

PPL will not receive any proceeds from Common Stock purchased by the Plan Administrator from third parties.

PPL does not know the number of shares of Common Stock that participants will purchase under the Plan or the prices at which the shares will be sold to participants.

DIVIDEND POLICY

The amount and timing of dividends payable on the Common Stock are within the sole discretion of PPL’s board of directors. The board of directors reviews the dividend rate at least annually (generally in February) to determine its appropriateness in light of PPL’s financial position and results of operations, legislative and regulatory developments affecting PPL, competitive conditions and any other factors that the board of directors deems relevant.

U.S. FEDERAL INCOME TAX INFORMATION

The information set forth below summarizes certain U.S. federal income tax consequences of participation in the Plan. The information in this section is based on the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service, and court decisions, all as of the date of this prospectus. Future legislation, Treasury regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

This summary applies to U.S. taxpayers only, except where otherwise stated. This discussion assumes that you hold PPL Common Stock as a capital asset. The information is not intended to be a complete description of all U.S. federal income tax consequences and does not address any of the state, local or foreign tax consequences of participation in the Plan. Participants should consult their own tax advisers with respect to the U.S. federal income tax consequences, as well as the state, local and foreign income tax consequences, of participation in the Plan.

Dividend Income

In general, distributions paid on PPL Common Stock are taxable to you as dividends to the extent of the current or accumulated earnings and profits of PPL, as determined under U.S. federal income tax principles. To the extent that such distributions exceed PPL’s current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your basis in your PPL Common Stock, but not below zero, and then will be treated as gain from the sale of such stock. Some corporate shareholders may be entitled to a “dividends received” deduction with respect to amounts treated as ordinary dividend income.

If you participate in the Plan and your reinvested distributions are used to purchase newly issued shares of PPL Common Stock or shares from PPL’s treasury, your distribution for U.S. federal income tax purposes will be equal to the fair market value of PPL Common Stock that you receive pursuant to such reinvestment under the terms of the Plan. As described above, the reinvested distribution will be treated as a taxable dividend to you to the extent paid from PPL’s current or accumulated earnings and profits and thereafter as a return of capital and/or gain from the sale of your PPL Common Stock. Distributions that are reinvested in shares of PPL Common Stock purchased in the open market will be treated as a taxable dividend to you in an amount equal to the purchase price of such shares (to the extent paid from PPL’s current or accumulated earnings and profits and thereafter as a return of capital and/or gain from the sale of your PPL Common Stock). If PPL pays any brokerage fees on your behalf, the amount of any such fees will also be treated as a distribution in the manner described above.

Optional Cash Investments

If you participate in the Plan’s automatic dividend reinvestment feature and you make optional cash investments in PPL Common Stock under the Plan, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the excess, if any, of the fair market value of the common stock purchased over the amount of your optional cash investment, taking into account any waiver discount. This distribution will be treated as a taxable dividend to you to the extent paid from PPL’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles described above. The U.S. federal income tax consequences of buying shares at a waiver discount through the Plan are not entirely clear if you make optional cash investments but do not participate in the Plan’s automatic dividend reinvestment feature. In light of this uncertainty, PPL intends to treat investors in this situation as having received a distribution in an amount equal to the excess, if any, of the fair market value of the Common Stock purchased over the amount of any optional cash investment, taking into account any waiver discount. This distribution will be treated as a taxable dividend to the extent paid from PPL’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles described above. Because the tax treatment of such a waiver discount is unclear, no assurance can be given of the position that the Internal Revenue Service, or “IRS,” would take in this regard and investors in this situation should consult their tax advisers to determine how to treat the waiver discount for federal income tax purposes. If PPL pays any brokerage fees on your behalf, the amount of any such fees will be also be treated as a distribution in the manner described above.

Tax Basis of Shares

For U.S. federal income tax purposes, the tax basis of shares of PPL Common Stock purchased is generally the purchase price of the shares plus any brokerage commissions paid in connection with the purchase. The tax basis of shares purchased with reinvested dividends generally will equal the total amount of distributions you are treated as having received, as described above. The tax basis of shares of PPL Common Stock acquired with optional cash investments generally will equal the total amount of distributions you are treated as having received, as described above, plus the amount of the cash payment for such shares.

Holding Period of Shares

The holding period of PPL Common Stock purchased with reinvested dividends or optional cash investments, for purposes of determining whether any gain or loss on sale will be a capital gain or loss, begins on the day after the applicable investment or purchase date.

Gains and Losses from the Sale of Shares

You may realize a gain or loss (calculated as described above) at the time your shares are sold by the Plan Administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss is based on the difference between the amount you receive for the shares, reduced by the expenses of sale, including brokerage commissions and service fees charged for the sale of shares, and your tax basis in the shares. In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year. You also will recognize a gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan or the Plan’s termination. The amount of such a gain or loss is the difference between the amount which you receive for your fractional shares and your tax basis in such shares. This gain or loss will generally be a capital gain or loss. Whether the capital gain is long-term or short-term will depend on your holding period. You should consult your tax adviser as to the consequences of a sale of shares in view of your particular circumstances.

IRS Reports

The Plan Administrator reports dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator reports the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B. For non-resident aliens or non-U.S. corporations, partnerships or other entities, the Plan Administrator will report dividend income to the selling participants and the IRS on Form 1042-S.

Dividends Subject to Withholding

Reinvested dividends are subject to U.S. federal backup withholding tax (currently at a rate of 28%) if you fail to provide a taxpayer identification number to the Plan Administrator. In addition, if you are a non-resident alien or a non-U.S. corporation, partnership or other entity, your dividends will be subject to U.S. federal withholding tax (currently at a rate of 30%) unless you or your intermediary provides an appropriate Form W-8 to the Plan Administrator documenting your entitlement to an exemption from, or a reduced rate of, withholding tax. In any case in which U.S. federal income taxes are required to be withheld, the Plan Administrator reinvests an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the tax withheld is included in the holder’s dividend income.

PLAN OF DISTRIBUTION

Except to the extent that the Plan Administrator purchases shares of PPL Common Stock in the open market through its independent agent, PPL will sell directly to the Plan Administrator the shares of PPL Common Stock acquired under the Plan. No processing fees will be payable by any participant in connection with purchases of Common Stock from PPL.

In connection with any investment in which the Plan Administrator purchases shares of PPL Common Stock in the open market through its independent agent, a participant will be required to pay the participant’s pro rata share of all processing fees for shares purchased with initial and optional cash investments. PPL will pay all processing fees for shares purchased with reinvested dividends and PPL employee payroll deductions. Upon withdrawal by a participant from the Plan and the sale of shares of PPL Common Stock held under the Plan, the participant will receive the proceeds of that sale, less any applicable withholding, transfer or other taxes, and will be required to pay a per share processing fee and a service fee. For additional information, see “Description of the Plan—Summary of Participation Fees.”

PPL may sell its Common Stock to persons, including brokers or dealers and other financial intermediaries that, in connection with any resales of those shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933. PPL has no arrangements or understandings, formal or informal, with any person relating to the sale of shares of PPL Common Stock to be received under the Plan.

PPL reserves the right to deny, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

PPL Common Stock is currently listed on the NYSE and trades under the symbol “PPL.”

PPL Common Stock may not be available under the Plan in all states or other jurisdictions. PPL is not making an offer to sell its Common Stock in any state or other jurisdiction where such offer or sale is not permitted.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from PPL’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of PPL’s internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of E.ON U.S. LLC included in PPL Corporation’s Current Report on Form 8-K dated June 21, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS	PPL Corporation
PPL Capital Funding, Inc.
PPL Energy Supply, LLC
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
(610) 774-5151

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described

in a supplement to this prospectus

PPL Energy Supply, LLC

Debt Securities, Subordinated Debt Securities and Preferred Securities

PPL Electric Utilities Corporation

Preferred Stock, Preference Stock, Depositary Shares and Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 4.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Energy Supply, LLC (“PPL Energy Supply”) and PPL Electric Utilities Corporation (“PPL Electric”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•	PPL Energy Supply’s unsecured and unsubordinated debt securities;

•	PPL Energy Supply’s unsecured and subordinated debt securities;

•	PPL Energy Supply’s preferred limited liability company membership interests;

•	PPL Electric’s Series Preferred Stock (“PPL Electric Preferred Stock”);

•	PPL Electric’s Preference Stock (“PPL Electric Preference Stock”);

•	PPL Electric’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Electric Preferred Stock or PPL Electric Preference Stock; and

•

PPL Electric’s senior secured debt securities issued under PPL Electric’s 2001 indenture, as amended (“PPL Electric Secured Debt Securities”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electric distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Energy Supply with respect to Securities issued by PPL Energy Supply; and

•	PPL Electric, with respect to Securities issued by PPL Electric.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Energy Supply and PPL Electric, as applicable, for the year ended December 31, 2008, filed with the SEC on February 27, 2009 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Energy Supply and PPL Electric. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	fuel supply availability;

•	weather conditions affecting generation production, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	transmission and distribution system conditions and operating costs;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism or war or other hostilities

•	our commitments and liabilities;

•	market demand and prices for energy, capacity, emission allowances and delivered fuel;

•	competition in retail and wholesale power markets;

•	liquidity of wholesale power markets;

•	defaults by our counterparties under our energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates, and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•	the fair value of debt and equity securities and the impact on defined benefit costs and resultant cash funding requirements for defined benefit plans;

•	interest rates and their affect on pension, retiree medical and nuclear decommissioning liabilities;

•	the impact of the current financial and economic downturn;

•	volatility in financial or commodity markets;

•	profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	securities and credit ratings;

•	foreign currency exchange rates;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	political, regulatory or economic conditions in states, regions or countries where we conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax legislation;

•	state, federal and foreign regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to us and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	asset acquisitions and dispositions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation generates electricity from power plants in the northeastern and western United States; markets wholesale or retail energy primarily in the northeastern and western portions of the United States and delivers electricity to approximately 4 million customers in Pennsylvania and the United Kingdom.

PPL Corporation’s principal subsidiaries are shown below:

Energy Supply

PPL Corporation, through its indirect, wholly owned subsidiaries, PPL Generation, LLC (“PPL Generation”) and PPL EnergyPlus, LLC (“PPL EnergyPlus”) owns and operates electricity generating power plants and markets this electricity and other purchased power to deregulated wholesale and retail markets. Both of these subsidiaries are direct, wholly owned subsidiaries of PPL Energy Supply. As of December 31, 2008, PPL Corporation owned or controlled, through its subsidiaries, 12,002 megawatts, or MW, of electric power generation capacity and has plans to implement capital projects primarily at certain of its existing generation facilities in Pennsylvania and Montana to provide 148 MW of additional capacity by 2013. See “PPL Energy Supply, LLC” below for more information.

Energy Delivery

PPL Corporation provides energy delivery services in its service territory in Pennsylvania through its regulated public utility subsidiary, PPL Electric, and in the United Kingdom through its subsidiary, PPL Global. PPL Electric delivers electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information. Through its subsidiaries, PPL Global delivers electricity to approximately 2.6 million customers in the United Kingdom. PPL Global is a wholly owned subsidiary of PPL Energy Supply, LLC. See “PPL Energy Supply, LLC” below for more information.

PPL Corporation’s subsidiaries, including PPL Energy Supply and PPL Electric, are separate legal entities, and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). Neither PPL Energy Supply nor PPL Electric will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and a wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ENERGY SUPPLY, LLC

PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged, through its subsidiaries, in the generation and marketing of power in the northeastern and western power markets of the United States and in the delivery of electricity in the United Kingdom. PPL Energy Supply’s major operating subsidiaries are PPL Generation, PPL EnergyPlus and PPL Global. PPL Energy Supply is an indirect wholly owned subsidiary of PPL Corporation. See “PPL Corporation” above for more information.

Energy Supply: PPL Generation and PPL EnergyPlus

As of December 31, 2008, PPL Energy Supply owned or controlled, through its subsidiaries, 12,002 MW of electric power generation capacity. PPL Generation subsidiaries own and operate power plants in Pennsylvania, Montana, Illinois, Connecticut, New York and Maine. PPL Energy Supply’s generating capacity includes power obtained through PPL EnergyPlus’ tolling or power purchase agreements. In addition, PPL Generation has current plans to implement capital projects at certain of its existing generation facilities primarily in Pennsylvania and Montana to provide 148 MW of additional generating capacity by 2013. PPL Generation’s plants are fueled by uranium, coal, natural gas, oil and water. The electricity from these plants is sold to PPL EnergyPlus under FERC-jurisdictional power purchase agreements.

PPL EnergyPlus markets or brokers the electricity produced by PPL Generation’s subsidiaries, along with purchased power, financial transmission rights, natural gas, oil, emission allowances and renewable energy credits in competitive wholesale and deregulated retail markets. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

International Energy Delivery: PPL Global

PPL Energy Supply provides electricity delivery services in the United Kingdom through its PPL Global subsidiary, which owns Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the United Kingdom, serving a total of approximately 2.6 million customers.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Energy Supply pursuant to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, incorporated in 1920 and headquartered in Allentown, Pennsylvania, is a direct subsidiary of PPL Corporation and a regulated public utility. PPL Electric delivers electricity to approximately 1.4 million customers in eastern and central Pennsylvania. PPL Electric also provides electricity supply as a “provider of last resort,” or “PLR,” to retail customers in that territory that do not choose an alternative electricity provider.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Electric pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179, and they can be contacted through telephone number (610) 774-5151.

The information above concerning PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Energy Supply and PPL Electric is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.3	3.0	2.9	2.4	2.5

(a)	In calculating the earnings component, earnings exclude income taxes, minority interest, dividends on preferred securities of a subsidiary, discontinued operations and the cumulative effects of changes in accounting principles. See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Energy Supply

The following table sets forth PPL Energy Supply’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends for the periods indicated:

	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends (a)	3.7	3.7	3.5	3.0	3.9

(a)	In calculating the earnings component, earnings exclude income taxes, minority interest, discontinued operations and the cumulative effects of changes in accounting principles. See PPL Energy Supply’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information. PPL Energy Supply had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred securities dividends is the same as the ratio of earnings to fixed charges.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges (a)	3.4	2.7	2.9	2.1	1.4
Ratio of earnings to combined fixed charges and preferred stock dividends (a)	2.7	2.3	2.5	2.1	1.4

(a)	In calculating the earnings component, earnings reflect income before income taxes. See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Energy Supply and PPL Electric each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Energy Supply and PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Energy Supply’s and PPL Electric’s filings are available at the SEC’s Internet Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Certain securities of PPL Energy Supply and PPL Electric are also listed on the NYSE and certain information concerning PPL Energy Supply and PPL Electric may be inspected at the NYSE offices in New York.

In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Energy Supply and PPL Electric can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

Each of PPL Corporation, PPL Energy Supply and PPL Electric will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2008

Current Reports on Form 8-K	Filed on January 12, 2009, January 28, 2009, February 18, 2009, February 24, 2009, March 4, 2009 and March 17, 2009

PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995

PPL Corporation’s 2008 Notice of Annual Meeting and Proxy Statement	Filed on March 18, 2008

PPL Energy Supply

SEC Filings (File No. 1-32944)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2008

Current Reports on Form 8-K	Filed on February 18, 2009, February 24, 2009, March 4, 2009 and March 17, 2009

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2008

Current Reports on Form 8-K	Filed on January 28, 2009 and February 24, 2009

Additional documents that PPL Corporation, PPL Energy Supply and PPL Electric file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Energy Supply or PPL Electric file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement are also incorporated herein by reference.

Each of PPL Corporation, PPL Energy Supply and PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Investor Services Department

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file those reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation (the “Companies”) appearing in the Companies’ Annual Reports (Form 10-K) for the year ended December 31, 2008 and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Dewey & LeBoeuf LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Michael A. McGrail, Esq., Deputy General Counsel of PPL Services Corporation, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Dewey & LeBoeuf LLP, Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey & LeBoeuf LLP or Simpson Thacher & Bartlett LLP, as applicable.

PPL CORPORATION

Dividend Reinvestment and Direct Stock Purchase Plan

7,800,000 Shares of Common Stock

Prospectus dated September 8, 2010